UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: January 14, 2025

(Date of earliest event reported)

Intrepid Potash, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34025	26-1501877
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

707 17th Street, Suite 4200

Denver, Colorado 80202

(Address of principal executive offices and zip code)

(303) 296-3006

(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	IPI	New York Stock Exchange

Indicate by checkmark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Item 5.02 of this Current Report on Form 8-K contains a description of the material terms of a Cooperation Agreement, which description is incorporated by reference in this Item 1.01.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of January 14, 2025, the Board of Directors (the “Board”) of Intrepid Potash, Inc. (the “Company”) increased the size of the Board from 7 to 8 directors, and the Board appointed Gonzalo Avendano as an additional independent director to fill the vacancy created by the expansion of the Board and to serve as a Class I director of the Company. The Board also appointed Mr. Avendano to serve on each of the Board’s Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Environmental, Health, Safety, and Sustainability Committee, each effective immediately.

Mr. Avendano, age 57, has over 30 years of expertise in leadership of finance and wealth management companies, including Lehman Brothers, Deutsche Bank AG, UBS AG, and Silver Mills LLC, an investment advisory group Mr. Avendano founded in 2005 and led as Chief Executive Officer for nearly 10 years. Mr. Avendano currently serves as an Investment Advisor at Clearway Capital Management LLC (“Clearway”), an investment company incorporated in Florida. In addition to his position at Clearway, which he has held since 2014, Mr. Avendano owns and operates Haras Patagones SRL, an Argentinian private company in the agriculture industry. Mr. Avendano holds a bachelor of law studies from the University of Buenos Aires – Faculta de Derecho y Cliencias Sociales.

The Board determined that Mr. Avendano is independent as defined in the Company’s governing documents and under applicable law. Mr. Avendano does not have any family relationship with any officer or director of the Company. Other than as provided under the Cooperation Agreement described below, there are no arrangements or understandings pursuant to which Mr. Avendano was elected as a director, and Mr. Avendano has not been involved in any related transactions or relationships with the Company as defined in Item 404(a) of Regulation S-K.

In connection with Mr. Avendano’s appointment as a member of the Board, Mr. Avendano will be entitled to receive the same compensation as other non-employee directors, which compensation amount shall reflect the pro rata portion for Mr. Avendano’s partial period of service between the date of his appointment and the 2025 annual meeting of stockholders. In addition, Mr. Avendano will enter into an indemnification agreement with the Company in the form attached as Exhibit 10.1 to the Company’s annual report on Form 10-K for the year ended December 31, 2023.

In connection with the appointment, the Company entered into a Cooperation Agreement (the “Cooperation Agreement”) with Clearway and certain other persons and entities listed on Schedule A thereto (together with Clearway, the “Investor Group”). Pursuant to the Cooperation Agreement, the Investor Group has agreed not to conduct a proxy contest or engage in any solicitation of proxies regarding the election of directors with respect to the 2025 and 2026 annual meetings of stockholders.

Under the Cooperation Agreement, the Investor Group also agreed to abide by certain voting commitments, customary standstill obligations and mutual non-disparagement provisions which remain in effect 30 calendar days prior to the last day of the advance notice period for the submission by stockholders of non-proxy access director nominations for the Company’s 2027 annual meeting of stockholders (the “Standstill Period”). The scope of the Investor Group’s commitments, obligations, provisions and other terms are set forth in full in the Cooperation Agreement.

The foregoing summary of the Cooperation Agreement does not purport to be complete and is subject to and is qualified in its entirety by the terms of the Cooperation Agreement, a copy of which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K, and incorporated by reference herein.

Item 7.01	Regulation FD Disclosure.

On January 15, 2025, the Company issued a press release announcing the appointment of Mr. Avendano to the Board and related information. A copy of such press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information furnished under this Item 7.01, including Exhibit 99.1, will not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 and will not be incorporated by reference into any filing under the Securities Act of 1933, except as expressly set forth by specific reference in that filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Cooperation Agreement, dated January 14, 2025, by and among Intrepid Potash, Inc., Clearway Capital Management LLC and the other persons and entities listed on Schedule A thereto
99.1	Press Release, dated January 15, 2025
104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTREPID POTASH, INC.

Dated: January 15, 2025	By:	/s/ Christina C. Sheehan
Christina C. Sheehan
General Counsel and Secretary